Exhibit 1
Thursday, November 4, 2021

Dear Fellow Shareholder,

You are cordially invited to attend the Elbit Systems Ltd. Annual General Meeting of Shareholders to be held at our offices at the Advanced Technology Center, Haifa, Israel, on Tuesday, December 14, 2021 at 2:00 p.m., Israel time.

The agenda of the meeting and the proposals to be voted on are described in the accompanying Proxy Statement. For the reasons described in the Proxy Statement, the Board of Directors recommends that you vote “FOR” the proposals as specified in the enclosed proxy card.

We look forward to greeting all the shareholders who attend the meeting. However, whether or not you are able to attend, it is important that your shares be represented at the meeting. Therefore, at your earliest convenience, please complete, date and sign the enclosed proxy card and return it promptly in the provided pre-addressed envelope so that it is received at least four (4) hours before the meeting. If your shares are held in “street name” (i.e., through a broker or other nominee), please follow the instructions on your voting instruction form in order to submit it to your broker or nominee. If your shares are registered with a member of the Tel-Aviv Stock Exchange Ltd. (the “TASE”), you may vote through means of an electronic vote as further detailed in the proxy statement, no later than six (6) hours before the meeting.

All of our shareholders are invited to review our audited consolidated financial statements for the fiscal year ended December 31, 2020, which will be presented for discussion at the meeting and which are included in our Annual Report on Form 20-F, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) and with the Israel Securities Authority (the “ISA”) on March 24, 2021 (the “2020 Annual Report”). Shareholders may receive a hard copy of the 2020 Annual Report, free of charge, upon request to our Corporate Secretary, at the following e-mail address: Corporate.Secretary@elbitsystems.com. The 2020 Annual Report and the financial statements included therein are not a part of the Proxy Statement. The SEC maintains an Internet site (https://www.sec.gov/) that contains reports, proxy and information statements and other information that registrants such as us file electronically with the SEC. Shareholders may also review a copy of our filings with the ISA, including the 2020 Annual Report (and the financial statements included therein), on the website of the ISA at www.magna.isa.gov.il, the website of the TASE at https://maya.tase.co.il/ and on our website at https://elbitsystems.com/.

Thank you for your cooperation.
Very truly yours,
MICHAEL FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.
NOTICE OF THE COMPANY’S EXTRAORDINARY GENERAL MEETING OF SHAERHOLDERS

Haifa, Israel November 4, 2021
This is notice that the Annual General Meeting of Shareholders (the “Meeting”) of Elbit Systems Ltd. (the “Company”) will be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Tuesday, December 14, 2021, at 2:00 p.m., Israel time.

It is proposed that at the Meeting the shareholders adopt resolutions for the following purposes (each referred to as the “Proposal” and collectively the “Proposals”):

1.to re-elect to the Board the following seven members (“Directors”) who are not “External Directors” as defined in the Israeli Companies Law 5759-1999, to serve until the close of the next Annual General Meeting of Shareholders: Mr. Michael Federmann, Mrs. Rina Baum, Mr. Yoram Ben-Zeev, Mr. David Federmann, Mr. Dov Ninveh, Prof. Ehood (Udi) Nisan, and Prof. Yuli Tamir; and
2.to re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent auditor for the fiscal year ending December 31, 2021, and until the close of the next Annual General Meeting of Shareholders.

Further details with respect to the Proposals are included in the accompanying Proxy Statement. In addition, at the Meeting the Company will report on or discuss certain additional matters as noted below under “ADDITIONAL MATTERS TO BE REPORTED ON OR DISCUSSED.”

The approval of each Proposal is subject to the majority requirements as set forth in the enclosed Proxy Statement.

Only shareholders of record at the close of business on Monday, November 15, 2021 (the “Record Date”) have the right to receive notice of, and to vote at, the Meeting and any adjournments or postponements of the Meeting. All shareholders are cordially invited to attend the Meeting in person.

Shareholders may vote their shares by attending the Meeting and voting their shares in person, by completing the enclosed proxy card or a voting instruction form (if applicable), or by casting an electronic vote, as described below. A form of proxy card for use at the Meeting and a return envelope for the proxy card are enclosed. In order to be counted for purposes of voting at the Meeting, a properly signed proxy card must be received by the Company at least four (4) hours before the Meeting. Shareholders who hold their shares in “street name” may either direct the record holder of their shares how to vote their shares (by completing a voting instruction form) or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder together with proof of such record holder’s shares ownership on the Record Date.

A shareholder whose shares are registered with a member of the Tel-Aviv Stock Exchange Ltd. (the “TASE”) is required to prove his, her or its share ownership in order to vote at the Meeting. Each such shareholder must provide the Company with an ownership certificate (as of the Record Date) from that TASE member. Each such shareholder is entitled to receive the ownership certificate at the branch of the TASE member or by mail to his, her or its address (in consideration of mailing fees only), and is also entitled to receive, at no charge, a link to the text of the proxy card and to any Position Statement (as defined below) posted on the website of the ISA (unless the shareholder has notified the TASE member that the shareholder is not so interested); provided that the notice was provided with respect to a particular securities account prior to the Record Date.

The ISA has set up an electronic voting system for shareholders meetings of Israeli companies whose shares are listed on the TASE via its online platform. Shareholders are able to vote their shares through the system, following a registration process, no later than six (6) hours before the Meeting, i.e., by Wednesday, December 2, 2020, at 8:00 a.m., Israel time.

Shareholders are permitted to express their position on the Proposals by submitting a written statement (a “Position Statement”), through the Company, to the other shareholders. Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than the close of business on December 3, 2021.

A form of the proxy card and a copy of each Position Statement submitted will be available to the public on the distribution website of the ISA at www.magna.isa.gov.il, on the website of the TASE at https://maya.tase.co.il/ and on the website of the SEC at https://www.sec.gov/. A shareholder may apply to the Company directly in order to receive a copy of the proxy card and any Position Statement submitted.

A copy of the accompanying Proxy Statement, which includes the full version of the Proposals, may be reviewed at the Company’s offices at the Advanced Technology Center, Haifa, Israel, after coordinating in advance with the Corporate Secretary (Tel: 972 77 2945358) between 9:00 a.m. and 4:00 p.m. Israel time, Sunday – Thursday. The Proxy Statement may also be reviewed at the distribution website of the ISA at www.magna.isa.gov.il, on the website of the TASE at https://maya.tase.co.il/, on the website of the SEC at https://www.sec.gov/ and on our website at https://elbitsystems.com/.

By Order of the Board of Directors,
MICHAEL FEDERMANN
Chair of the Board of Directors
BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.
Advanced Technology Center
P.O. Box 539
Haifa 3100401, Israel
PROXY STATEMENT

This Proxy Statement is provided to the holders of ordinary shares, nominal value 1.00 New Israeli Shekel (“NIS”) per share (the “Shares”), of Elbit Systems Ltd. (the “Company”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies for use at the Company’s Annual General Meeting of Shareholders to be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Tuesday, December 14, 2021, at 2:00 p.m., Israel time (the “Meeting”), or at any adjournment or postponement of the Meeting, as specified in the accompanying Notice of the Company’s Annual General Meeting of Shareholders.

It is proposed that at the Meeting the shareholders adopt resolutions for the following purposes (each referred to as a “Proposal” and, collectively, as the “Proposals”):

1.to re-elect to the Board the following seven members (“Directors”) who are not “External Directors” as defined in the Israeli Companies Law 5759-1999 (the “Companies Law”), to serve until the close of the next Annual General Meeting of Shareholders: Mr. Michael Federmann, Mrs. Rina Baum, Mr. Yoram Ben-Zeev, Mr. David Federmann, Mr. Dov Ninveh, Prof. Ehood (Udi) Nisan, and Prof. Yuli Tamir; and
2.to re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent auditor for the fiscal year ending December 31, 2021, and until the close of the next Annual General Meeting of Shareholders.

In addition, at the Meeting the Company will report on or discuss certain additional matters as noted below under “ADDITIONAL MATTERS TO BE REPORTED ON OR DISCUSSED.”

Shares represented by properly signed and unrevoked proxies will be voted in the manner directed by the persons designated as proxies.

QUORUM AND VOTING REQUIREMENTS

Only shareholders of record at the close of business on Monday, November 15, 2021 (the “Record Date”) have the right to receive notice of, and to vote at, the Meeting and any adjournments or postponements of the Meeting. Mailing of this Proxy Statement and the accompanying materials will be made on or about November 15, 2021.

On October 28, 2021, the Company had forty-four million two hundred three thousand seven hundred fifty-six (44,203,756) Shares outstanding, each giving a right of one vote with respect to each Proposal.

The Meeting will be properly convened with a quorum if at least two (2) shareholders are present in person, by proxy or by a voting instrument, holding or representing, in the aggregate, at least one-third (1/3) of the issued voting Shares. If a quorum is not present within one-half (1/2) hour after the time set for the Meeting, the Meeting will be adjourned and will be reconvened one (1) week later at the same time and place unless other notice is given to the shareholders by the Board. If at such adjourned meeting a quorum is not present within one-half (1/2) hour of the time for the adjourned meeting, then any two (2)

shareholders who together represent at least ten percent (10%) of the shareholders’ voting power, present in person, by proxy or by a voting instrument, will be considered a quorum.

Joint holders of Shares should note that, according to the Company’s Articles of Association, the vote, whether in person, by proxy or by a voting instrument, of the senior of the joint holders of any voted Share will be accepted over any vote(s) of the other joint holders of that Share. For this purpose, seniority will be determined by the order in which the joint holders’ names appear in the Company’s Register of Shareholders.

The approval of each Proposal requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on such Proposal.

VOTING BY PROXY AND ELECTRONIC VOTING

Shareholders may vote their Shares by attending the Meeting and voting their Shares in person, by completing the enclosed proxy card or a voting instruction form (if applicable), or by casting an electronic vote, as described below.

A form of proxy card for use at the Meeting and a return envelope for the proxy card are enclosed. By appointing a “proxy” or, with respect to “street name” beneficial owners, by returning a properly completed voting instruction form, shareholders may have their Shares voted at the Meeting whether or not they attend. If a properly executed proxy card in the attached form is received by the Company at least four (4) hours prior to the Meeting, the Shares represented by the proxy will be voted in the manner directed by the persons designated as proxies. “Street name” beneficial owners of Shares should return their voting instruction form by the date and time set forth therein. Shareholders who, at the close of business on the Record Date, either (i) hold Shares through a bank, broker or other holder of record that itself is a Company shareholder or (ii) appear on a participant list of a securities depository with respect to Shares, are considered to be beneficial owners of Shares held in “street name.”

Shareholders who hold their Shares in “street name” may either direct the record holder of their Shares how to vote their Shares (by completing a voting instruction form), or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder together with proof of such record holder’s Share ownership on the Record Date. Shareholders who hold their Shares through a member of the Tel Aviv Stock Exchange (the “TASE”) and intend to vote their Shares at the Meeting in person or by proxy must deliver to the Company, via messenger or registered mail, proof of ownership issued by the applicable bank or broker, confirming their ownership of the Shares as of the Record Date, prepared in accordance with the requirements of the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meetings), 5760-2000.

Shareholders are requested to complete, date and sign the enclosed proxy card or (as applicable) the voting instruction form, and return them promptly. Even if you plan to attend the Meeting, we recommend that you also submit your proxy card or voting instruction form as described in this Proxy Statement so that your vote will be counted if you later decide not to attend the Meeting.

If you provide specific instructions (by marking a box on the proxy card) with regard to a Proposal, your Shares will be voted as you instruct. Unless otherwise indicated on the proxy card or in the electronic vote, and to the extent permitted by law and applicable stock exchange requirements, Shares represented by a properly signed and received proxy card in the enclosed form or in an electronic form will be voted in favor of the Proposals. Abstentions will not be treated as either a vote “for” or “against” a Proposal, although they will be counted to determine if a quorum is present. Thus, if you sign and return your proxy card (or complete your electronic vote) without giving specific instructions with respect to a Proposal, your Shares will be voted in favor of such Proposal.

If you are a “street name” holder and you sign and return your voting instruction form without giving specific instructions with respect to a Proposal, your broker will not be permitted to vote your Shares with respect to such Proposal (commonly referred to as a “broker non-vote”). In such circumstances, your Shares will be included in determining the presence of a quorum at the Meeting but will not be considered “present” for the purpose of voting on such Proposal. Such Shares have no impact on the outcome of the voting on such Proposal.

If you sign and return your proxy card or voting instruction form, the persons named as proxies will vote in their discretion on any matters other than the Proposals that may properly come before the Meeting.
The Israel Securities Authority (the “ISA”) has set up an electronic voting system for shareholders meetings of Israeli companies whose shares are listed on the TASE via its online platform. Shareholders are able to vote their Shares through the system, following a registration process, no later than six (6) hours before the Meeting.

Shareholders may revoke any proxy card or electronic vote prior to their exercise by filing with the Company a written notice of revocation or a properly signed proxy card of a later date (if received by the Company at least four (4) hours prior to the Meeting), or by voting through the electronic voting system on a later date (if done at least six (6) hours prior to the Meeting), or by voting in person at the Meeting. If you hold your Shares in “street name,” you may change your voting instructions by following the directions provided to you by your broker, bank or other nominee.

Solicitation of proxies will be made primarily by mail; however, in some cases proxies may be solicited by telephone or other personal contact. The Company will pay for the cost of the solicitation of proxies, including the cost of preparing, assembling and mailing the proxy materials, and will reimburse the reasonable expenses of brokerage firms and others for forwarding proxy materials to shareholders.

This Proxy Statement and the accompanying proxy card also constitute a “voting deed” (Ktav Hatzba’a) for the purpose of Regulation 3(c) of the Israeli Companies Regulations (Concessions for Companies Whose Shares are Listed on a Stock Exchange Outside of Israel), 5760-2000 (the “Concessions Regulations”).

POSITION STATEMENTS

Shareholders are permitted to express their position on the Proposals by submitting a written statement (a “Position Statement”), through the Company, to the other shareholders. Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than the close of business on December 3, 2021. Reasonable costs incurred by the Company in connection with a Position Statement will be borne by the submitting shareholder.

Currently, the Company is not aware of any other matters that will come before the Meeting. If any other matters properly come before the Meeting, the persons designated as proxies in the proxy card intend to vote in accordance with their best judgment on such matters. One or more shareholders holding at least one percent (1%) of the Company’s total voting rights may present proposals for consideration at the Meeting by submitting their proposals to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than the close of business on November 11, 2021. If the Company determines that a shareholder’s proposal is appropriate for inclusion in the Meeting agenda, a revised agenda will be published by the Company.

BENEFICIAL OWNERSHIP OF SECURITIES
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of October 28, 2021, to the best of the Company’s knowledge, the number of Shares(1) owned by (i) all shareholders known by the Company to own 5% or more of the Company’s Shares and (ii) all directors and executive officers of the Company as a group. Shares that a person has the right to acquire within 60 days of October 28, 2021 through exercise of options under the Equity Incentive Plan (as defined below), are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all executive officers and board members as a group.

Name of Shareholders	Number of Shares Beneficially Owned	Percentage of Ownership

Federmann Enterprises Ltd. 99 Hayarkon Street Tel-Aviv, Israel	19,580,342 (2)	44.3%

All executive officers and directors as a group (24 persons)	84,308(3)	0.19%(3)
1.Based on forty-four million two hundred three thousand seven hundred fifty-six (44,203,756) Shares outstanding as of October 28, 2021.
2.Includes 3,836,458 Shares held by Heris Aktiengesellschaft ("Heris"). Heris is owned, directly and indirectly, by Federmann Enterprises Ltd. ("FEL"). FEL is controlled by Beit Federmann Ltd. ("BFL"). BFL is controlled by Beit Bella Ltd. ("BBL") and Beit Yekutiel Ltd. ("BYL"). Michael Federmann is the controlling shareholder of BBL and BYL. He is also the chair of the Company’s Board and the chair of the board and the chief executive officer of FEL. Therefore, Mr. Federmann controls, directly and indirectly, the vote of Shares owned by Heris and FEL (approximately 44.3% of our outstanding Shares). In addition, Michael Federmann is the trustee of a trust on behalf of his sister, Irith Federmann-Landeau, that holds an indirect non-voting economic interest of approximately 7.76% in the Company’ Shares through an indirect approximately 17.5% non-voting interest in FEL. Michael Federmann and his sons, David (who also serves as a member of the Company’s Board), Gideon and Daniel Federmann, collectively hold an indirect economic interest equivalent to approximately 27.4% of the Company’s Shares, with Michael Federmann holding an approximately 7.7% economic interest and each of his sons an approximately 6.6% economic interest. In connection with loans obtained from time to time by FEL from two Israeli banks, FEL has pledged to the banks an aggregate of 3,000,000 of our Shares as security for the loans.
3.The amount does not include any Shares that may be deemed to be beneficially owned by Michael Federmann or David Federmann as described in footnote (2) above. The Company’s 2018 Equity Incentive Plan for Executive Officers (the “Equity Incentive Plan”) includes a mandatory “Net Exercise Mechanism” that entitles the recipients to exercise options for the number of shares determined based on the excess, if any, of the fair market value of the shares underlying such options over the exercise price of such options, calculated based on the date of exercise. The number of Shares reflected above as owned by all executive officers and directors as a group was calculated based on a hypothetical exercise on October 28, 2021, which is a theoretical date. The number of Shares that will actually be issued will vary, depending on the date of exercise and the market price of the Shares on such date. The aggregate number of options granted to executive officers that are exercisable on or within 60 days following October 28, 2021 is 455,000 options.

DIRECTOR INDEPENDENCE CRITERIA

The Audit and Financial Statements Review Committee of the Board (the “Audit Committee”) performs the functions of an audit committee contemplated under the Companies Law and under the applicable rules of the U.S. Securities and Exchange Commission (the “SEC”). Under the Nasdaq Marketplace Rules (“Nasdaq Rules”) applicable to the Company, a majority of the members of the Board as well as all of the members of our Audit Committee must satisfy certain independence criteria. In addition, in accordance with Nasdaq Rules, the Corporate Governance and Nominating Committee of the Board (the “Corporate Governance and Nominating Committee”), consisting in its entirety of Directors meeting the independence criteria for directors as defined by the Nasdaq Rules, among other functions, makes recommendations to the Board of qualified candidates for election or appointment to the Board.

Each of the Corporate Governance and Nominating Committee and the Board has determined that three of the nominees for election as members of Board (Mr. Yoram Ben-Zeev, Prof. Ehood (Udi) Nisan and Prof. Yuli Tamir) and both External Directors, Mr. Noaz Bar Nir and Mrs. Bilha (Billy) Shapira, satisfy the independence criteria for board members under the Nasdaq Rules regarding independent directors and audit committee members.

In addition, in accordance with the Companies Law, a majority of the members of our Audit Committee must qualify as “Independent Directors,” under the Companies Law, and the Audit Committee must also include all “External Directors” of the Company, one of whom must serve as Chair of the Audit Committee.

Each of the Audit Committee and the Board has determined that Mr. Ben-Zeev, Prof. Nisan and Prof. Tamir, satisfy the criteria of an “Independent Director” under the Companies Law and that the External Directors Mr. Bar Nir and Mrs. Shapira satisfy the independence criteria for External Directors under the Companies Law.

PROPOSAL 1 – RE-ELECTION OF DIRECTORS UNTIL THE CLOSE OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS

At the Meeting, the following seven individuals, who are not External Directors, are nominated to be elected to the Board: Mr. Michael Federmann, Mrs. Rina Baum, Mr. Yoram Ben-Zeev, Mr. David Federmann, Mr. Dov Ninveh, Prof. Ehood (Udi) Nisan and Prof. Yuli Tamir. Also, if elected to another term as a Director, Michael Federmann will continue to serve as Chair of the Board.

The Companies Law requires that a person will not be elected and will not serve as a director in a public company if he or she does not have the required qualifications and the ability to dedicate an appropriate amount of time for the performance of his or her director position in the company, taking into consideration, among other factors, the specific needs and size of the company.

A general shareholders meeting of a company whose shares are publicly traded, at which the appointment of a director is to be considered, will not be convened unless the person nominated to be so appointed has declared to the company that he or she complies with the above-mentioned requirements and details of his or her applicable qualifications are provided and, in case such nominee is to be an External Director, such nominee has also declared that he or she complies with the applicable independence criteria under the Companies Law.

Each of the proposed nominees, Mr. M. Federmann, Mrs. Baum, Mr. Ben-Zeev, Mr. D. Federmann, Mr. Ninveh, Prof. Nisan and Prof. Tamir, has declared to the Company that he or she complies with the required qualifications under the Companies Law for appointment as a member of the Board, detailing his or her applicable qualifications, and that he or she is capable of dedicating the appropriate amount of time for the performance of his or her role as a member of the Board, taking into consideration, among other factors, the specific needs and size of the Company. In addition, Mr. Ben-Zeev, Prof. Nisan and Prof. Tamir each has also declared that he or she complies with the criteria of an Independent Director under the Companies Law.

As mentioned above under “DIRECTOR INDEPENDENCE CRITERIA,” three of these nominees (Mr. Ben-Zeev, Prof. Nisan and Prof. Tamir) satisfy the independence criteria for board members under the applicable Nasdaq Rules as well as the criteria of an Independent Director under the Companies Law.

Mr. Noaz Bar Nir and Mrs. Bilha (Billy) Shapira, who are not standing for re-election, will continue to serve as External Directors until August 20, 2023 and November 20, 2022, respectively. As mentioned above under “DIRECTOR INDEPENDENCE CRITERIA,” each of Mr. Bar Nir and Mrs. Shapira satisfies the independence criteria for board members under the applicable Nasdaq Rules and also qualifies as “External Director” in accordance with the criteria of the Companies Law.

The Corporate Governance and Nominating Committee has recommended to the Board that each of the above-named nominees be nominated for election to the Board. The recommendation is in line with the policies adopted by the Board with respect to diversity and limitations on other board memberships of its members.

The Board has approved the recommendation of the Corporate Governance and Nominating Committee with respect to the above list of nominees.

Each nominee so elected as a Director will hold office until the close of the next Annual General Meeting of Shareholders and until his or her successor is elected and qualified, unless any Director’s office is vacated earlier in accordance with the provisions of the Companies Law and the Company’s Articles of Association.

In accordance with the Company’s compensation policy, approved by the Company’s shareholders in April 2021 (the “Compensation Policy”), and in accordance with the Israeli Companies Regulations (Relief from Related Parties’ Transactions), 5760-2000 (the “Relief Regulations”), the Company’s Compensation Committee and the Board as a whole have approved, payment to the Company’s Directors (including Mr. Michael Federmann, who may be considered a direct or indirect controlling shareholder of the Company, and his son, Mr. David Federmann) of compensation for their service as Directors, in accordance with maximum regulatory rates payable to External Directors under Israeli law for companies similarly classified based on their shareholding equity as may from time to time be updated by the Israeli regulations.

As a result, if elected, each of the Company’s Directors will be entitled to an annual fee of NIS 110,235 (equal to approximately $34,910) and a per meeting fee of NIS 4,240 (equal to approximately $1,345) which reflect the current fee levels mentioned above, linked to the Israeli consumer price index. Compensation payments to directors are made either directly to the director or to his or her employing company.

All nominees (as well as the continuing External Directors) will continue to be covered by the indemnification letters and exemption letters as approved by the Company’s shareholders. As required under the Companies Law, the granting of indemnification and exemption letters to Mr. M. Federmann, who may be considered a direct or indirect controlling shareholder of the Company, and his son, Mr. D. Federmann, must be re-approved by the Company’s shareholders every three years. At the Company’s Shareholders’ Annual General Meeting held in December 2020, the Company’s shareholders re-approved the granting of indemnification letters (originally granted in 2011) to Messrs. M. Federmann and D. Federmann, for an additional period of three years commencing on December 1, 2020. At the Company’s Extraordinary Meeting of Shareholders held in April 2021, the Company’s shareholders approved the granting of exemption letters to Messrs. M. Federmann and D. Federmann for a period of three years commencing on April 7, 2021.

In addition, in accordance with the Compensation Policy, each of the Company’s Directors (including Mr. M. Federmann, who may be considered a direct or indirect controlling shareholder of the Company, and his son, Mr. D. Federmann), is and will be covered by a directors and officers (D&O) liability insurance policy, to be purchased from time to time by the Company in compliance with the provisions of the Compensation Policy, the Companies Law and the Relief Regulations.

The nominees and the continuing External Directors, their respective ages as of October 28, 2021 and the years in which they became Directors of the Company are as follows:

Name	Age	Director Sinc
Michael Federmann (Chair)	78	2000
Noaz Bar Nir	57	2020
Rina Baum	76	2001
Yoram Ben-Zeev	77	2014
David Federmann	46	2007
Dov Ninveh	74	2000*
Ehood Nisan	54	2016
Bilha Shapira	68	2019
Yuli Tamir	67	2015
* was not a member of the Board from April to October 2013.

Background information on each of the seven nominees as well as of Mr. Bar Nir and Mrs. Shapira (the continuing External Directors) is as follows:

Michael Federmann. Michael Federmann has served as chair of the Board since 2000. Since 2002 he has served as chair and CEO of Federmann Enterprises Ltd. (“FEL”), a privately-owned Israeli company in which Mr. Federmann has held managerial positions since 1969. FEL, directly and through subsidiaries, holds a diversified portfolio of investments, including ownership of approximately 44.3% of the Company’s outstanding shares. FEL also has ownership interests in Dan Hotels Ltd. (“Dan Hotels”), an Israeli hotel chain, Freiberger Compound Materials GmbH (“Freiberger”), a German company engaged in the supply of materials for the semi-conductor industry, as well as several financial, real estate and venture capital investments. Mr. Federmann also serves as chair of the board of directors of Dan Hotels. He serves as the president of the Germany - Israel Chamber of Industry and Commerce, was awarded the Order of Merit of the Federal Republic of Germany and is an Honorary Commander of the Order of the British Empire (CBE). Mr. Federmann holds a bachelor’s degree in economics and political science from the Hebrew University of Jerusalem (the “Hebrew University”), which has also awarded him an honorary doctorate in philosophy.

Noaz Bar Nir (External Director). Mr. Bar Nir has served since 2018, as a director of Remedor Biomed Ltd., a company specializing in advanced treatment of wounds (in which he also served as a director from 2016 to 2017) and of Radio Ashams FM Ltd., a regional radio station located in northern Israel. From 2018 until the end of 2020, he also served as a director of Genefron Ltd., a company in the field of genomic based personal medicine. Since 2019, Mr. Bar Nir also has served as a business consultant for various private and public entities in the areas of medicine and tourism and is a lecturer on health systems management in the Netanya Academic College. From 2017 to 2018, Mr. Bar Nir served as CEO of Clalit Health Services Ltd. (“Clalit”), Israel’s largest health organization, and as chair of the boards of Clalit’s subsidiaries S.L.H Medical Services Ltd., Mor – The Institution of Medical Information Ltd. and Clalit - Medical Engineering Ltd. From 2009 to 2017, he served in various senior executive positions and as chair of several companies in the fields of health and tourism, including from 2015 to 2017 as CEO of the Israel Hotel Association, from 2014 to 2015 as CEO of Harokeah Ltd., a network of pharmacies, from 2013 to 2015 as chair of the board of Shfayim Hotel Ltd. and Shfayim Park Ltd. and from 2009 to 2013 as director general of the Israeli Ministry of Tourism. Prior to that, Mr. Bar Nir held various financial positions, including from 2002 to 2008 as CFO of Clalit, and from 1996 to 2002 as head of the budgets, economics and cost accounting department of Clalit. From 1991 to 1995, he held several positions in the Israeli Ministry of Finance. From 2005 to 2007 he served as a member of the investments committee of Clal Pension and Gemel Ltd. In addition, from 1993 to 2017, he also served as a director in several entities, including among others Dikla Insurance Company Ltd. Mr. Bar Nir holds a bachelor’s degree in economics and an MBA, with proficiencies in financing, information systems and accounting, from the Hebrew University. Mr. Bar Nir serves as chair of the Audit and Financial Statements Review Committee and as a member of the Compensation Committee and the Corporate Governance and Nominating Committee of the Board. He is considered by the Board to have accounting and financial expertise under the Companies Law and is designated as an audit committee financial expert in accordance with SEC rules.

Rina Baum. Rina Baum is vice president for investments of FEL and since 1986 has served as a director and as general manager of Unico Investment Company Ltd. and of Uni-bit insurance agency (1983) Ltd.. She serves as a director of Dan Hotels and Etanit Building Products Ltd. (“Etanit”), and holds other managerial positions with investee companies of FEL. Mrs. Baum holds a law degree (LL.B) from the Hebrew University.

Yoram Ben-Zeev. Yoram Ben-Zeev serves as an External Director of Kardan Real Estate Ltd., as well as on the boards of several non-profit organizations in Israel. He served as Israel’s ambassador to the Federal Republic of Germany from 2007 until 2012. Prior to that, he served for 26 years in various senior positions in the Israel Ministry of Foreign Affairs (“MFA”), including as deputy general director, head of the North America Division and senior member of the directorate. Among other positions held during his service in the MFA, Mr. Ben-Zeev served as Israel’s Consul General to the West Coast in the United States, political advisor to the president of the State of Israel, special coordinator to the Middle East peace process, advisor to prime minister Ehud Barak for the Camp David Peace Conference, chair of the MFA’s Steering Committee - Foreign Service Strategic and Functional Planning and of the Israel-Canada Annual Strategic Forum and member of the MFA’s Nomination Committee. Mr. Ben-Zeev has been the recipient of special awards for his diplomatic service from both the U.S. House of Representatives and the president of the Federal Republic of Germany. Mr. Ben-Zeev holds a bachelor’s degree in middle eastern studies, political science and international relations from the Hebrew University and a master’s degree in middle eastern studies from Tel-Aviv University. Mr. Ben-Zeev serves as the chair of the Corporate Governance and Nominating Committee of the Board and as a member of the Audit and Financial Statements Review Committee and the Compensation Committee of the Board.

David Federmann. David Federmann has served as vice chair of the Board since 2015. He has served in various management capacities in FEL since 2000. He currently serves as chair of the board of Freiberger and as a member of the boards of directors of Dan Hotels, BGN Technologies Ltd. (the technology transfer company of Ben-Gurion University), and several other private companies. David Federmann is the son of Michael Federmann, chair of the Board. Mr. Federmann holds a bachelor’s degree in mathematics and philosophy from New York University.

Dov Ninveh. Dov Ninveh served as chief financial officer and a manager in FEL from 1994 until December 2020 and as the general manager of Heris Aktiengesellschaft since 2012 until September 2021. He serves as a member of the board of directors of Dan Hotels, Etanit and Freiberger. Mr. Ninveh served as as a director of Elop Electro-Optic Industries Ltd. from 1996 until 2000. From 1989 to 1994, he served as deputy general manager of Etanit. Mr. Ninveh holds a bachelor of science degree in economics and management from the Israel Institute of Technology (the Technion).

Professor Ehood (Udi) Nisan. Prof. Ehood (Udi) Nisan is a professor in the School of Public Policy and Government of the Hebrew University. He is an External Director of Harel Insurance Finance Services Ltd. and Rekah Pharmaceutical Industry Ltd.. He is also a member of the board of Bezalel Academy of Art and chair of its finance committee. From 2013 to 2016, he was the chair of the board of directors of Delek, The Israel Fuel Corporation Ltd. From 2009 to 2011, Prof. Nisan was the director of the budget department of the Israeli Ministry of Finance, and from 2007 to 2009, he served as the director of the Government Companies Authority. Prior to that he served in various executive positions in the Israeli Ministry of Finance and served as a member and chair of several government and public committees, including from 1999 until 2002 as the CEO of the Jerusalem Development Authority. Prof. Nisan holds bachelor’s and master’s degrees in economics and business administration, and a PhD in public economics and policy from the Hebrew University. During 2006 - 2007, Prof. Nisan completed his post-doctoral studies at Harvard University's Kennedy School, where he was also a Senior Fellow in 2011 - 2012. Prof. Nisan serves as a member of the Audit and Financial Statements Review Committee of the Board. He is considered by the Board to have accounting and financial expertise under the Companies Law and is designated as an audit committee financial expert in accordance with SEC rules.

Bilha (Billy) Shapira (External Director). Mrs. Bilha (Billy) Shapira serves as a member of the board of governors and the audit committee of the Azrieli College of Engineering, as a member of the Jerusalem Transportation Master Plan Team, as a member of the boards of several non-profit organizations in Israel and as a member of the board of governors of the Hebrew University. She is also a consultant for TABI Learning Technologies Ltd., a start-up company in the field of pedagogical instruments for students with learning and sensory integration disorders. From 2018 until March 2020, she was the head of the Israeli branch of Helmholtz Association of German Research Centers, a German association with centers worldwide that promotes research collaboration between German institutions and industries and foreign academic institutions, industrial entities and governmental research bodies. From 2009 until 2017, Mrs. Shapira served as vice president and CEO of the Hebrew University and as the CEO of VERA - the Association of Heads of Universities in Israel. Prior to that, she served for 36 years in various management capacities in the Hebrew University. Mrs. Shapira holds a bachelor’s degree in Russian studies and international relations and a master’s degree in administration and public policy from the Hebrew University. Mrs. Shapira serves as chair of the Compensation Committee and is a member of the Audit and Financial Statements Review Committee and the Corporate Governance and Nominating Committee of the Board. She is considered by the Board to have professional competence under the Companies Law.

Professor Yuli Tamir. Prof. Yuli Tamir serves as the President of Beit Berl, a multidisciplinary college near Kfar Saba, Israel since September 2020. From 2010 until September 2020, she served as the President of Shenkar College, a public college in Ramat-Gan, Israel. From 2006 until 2009, she served as Israel’s Minister of Education. Prof. Tamir also served as the Minister of Immigration from 1999 until 2001. She was a deputy speaker of the Knesset and a member of the Finance Committee, the Education Committee and the Security and Foreign Affairs Committee. Prof. Tamir is a founding member of the Israeli peace movement “Peace Now”. She served as the chair of the Association of Civil Rights in Israel and was a member of the political committee of the Women’s Lobby. She was a professor at Tel-Aviv University and a scholar-in-residence at Princeton University, Harvard University, the University of Pennsylvania, the European University in Florence, the Central European University in Budapest and the Blavatnik School of Government in Oxford. Prof. Tamir is the recipient of numerous academic awards. Prof. Tamir holds a bachelor's degree in biology and a master’s degree in political science from the Hebrew University and a PhD in political philosophy from Oxford University. Prof. Tamir serves as a member of the Audit and Financial Statements Review Committee of the Board.

At the Meeting, the Board will propose that the following resolution be adopted:

“RESOLVED, that Mr. M. Federmann, Mrs. Baum, Mr. Ben-Zeev, Mr. D. Federmann, Mr. Ninveh, Prof. Nisan and Prof. Tamir are elected as Directors of the Company until the close of the next Annual General Meeting of Shareholders.”

The Board of Directors recommends that you vote FOR approval of all the nominees to the Board.

PROPOSAL 2 - RE-APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITOR

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021 AND UNTIL THE CLOSE OF THE NEXT ANNUAL GENERAL MEETING OF SHAREHOLDERS

Following the recommendation by the Audit and Financial Statements Review Committee of the Board, sitting as the Financial Statements Review Committee, it is proposed that Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global Certified Public Accountants, will be re-appointed as the independent auditor of the Company for the fiscal year ending December 31, 2021 and until the close of the next Annual General Meeting of Shareholders. A representative of the independent auditor will be present at the Meeting and will be available to respond to appropriate questions from shareholders. Such auditor served as the Company’s auditor for the fiscal year ended December 31, 2020 and has no relationship with the Company, or with any affiliate of the Company, except as its auditor, and except certain other engagements that do not affect its independence.

Under the Company’s Articles of Association, the independent auditor’s fees will be set and approved by the Board after receipt of the recommendations of the Audit Committee.

At the Meeting, the Board will propose that the following resolution be adopted:

“RESOLVED, that the Company’s independent auditor, Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, is appointed as the independent auditor of the Company for the fiscal year ending December 31, 2021 and until the close of the next Annual General Meeting of Shareholders.”

The Board of Directors recommends that you vote FOR approval of this resolution.

EXECUTIVE COMPENSATION

For information regarding compensation paid to our five most highly compensated Office Holders (as defined in the Companies Law) in 2020, please see Item 6 of our annual report on Form 20-F (the “2020 Annual Report”) filed with the SEC and with the ISA on March 24, 2021, and which is accessible as mentioned below under “CONSIDERATION OF THE ANNUAL FINANCIAL STATEMENTS”.

ADDITIONAL MATTERS TO BE REPORTED ON OR DISCUSSED

At the Meeting the Company will present or report on the following matters relating to fiscal year ended December 31, 2020:

a.its consolidated financial statements for the fiscal year ended December 31, 2020; which are included in the Company’s 2020 Annual Report, which is accessible as mentioned below under “CONSIDERATION OF THE ANNUAL FINANCIAL STATEMENTS”.
b.the dividend paid to its shareholders;
c.the compensation paid to the Company’s Directors; and
d.the compensation arrangement with the Company’s independent auditor.

CONSIDERATION OF THE ANNUAL FINANCIAL STATEMENTS

The Company’s audited consolidated financial statements for the fiscal year ended December 31, 2020, which will be presented for discussion at the Meeting, are included in the Company’s 2020 Annual Report. Shareholders may receive a paper copy of the 2020 Annual Report, free of charge, upon request to the Company’s Corporate Secretary, at the following e-mail address: Corporate.Secretary@elbitsystems.com. The 2020 Annual Report (and the financial statements included therein) are not a part of this Proxy Statement. The SEC maintains an Internet site (https://www.sec.gov/) that contains reports, proxy and information statements and other information that the Company files electronically with the SEC. Shareholders may also review a copy of the Company’s filings with the ISA, including the Company’s 2020 Annual Report (and the financial statements included therein), on the website of the ISA at www.magna.isa.gov.il, on the website of TASE at https://maya.tase.co.il/, and on the website of the Company, at https://elbitsystems.com/.
By Order of the Board
MICHAEL FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

Date: November 4, 2021